INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the "Agreement") is made and entered into effective as of September 8, 2023, by and between Ultimus Managers Trust, an Ohio business trust (the "Trust'') on behalf of each series of the Trust set forth on Schedule A attached hereto (individually the "Fund'' and collectively the "Funds"), a series of shares of the Trust, and Edge Capital Group, LLC, a Delaware limited liability company (the "Adviser").

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and offers for sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio, including, the Fund; and

WHEREAS, the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser on behalf of the Fund, and to have that investment adviser provide or perform for the Fund various research, statistical and investment services; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"), and engages in the business of asset management and is willing to furnish such services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.                  Employment of the Adviser. The Trust hereby employs the Adviser to invest and reinvest the assets of the Fund in the manner set forth in Section 2 of this Agreement subject to the direction of the Board of Trustees of the Trust ("Trustees") and the officers of the Trust, for the period, in the manner, and on the terms set forth hereinafter. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.	Obligations of Investment Adviser.

(a)               Services. The Adviser agrees to perform the following services (the "Services") for the Trust:

(1)                 manage the investment and reinvestment of the assets of the Fund;

(2)                 continuously review, supervise, and administer the investment program of the Fund;

(3)                 determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(4)                 provide the Trust and the Fund with records concerning the Adviser's activities

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under this Agreement which the Trust and the Fund are required to maintain;

(5)                 render regular reports to the Trust's Trustees and officers concerning the Adviser's discharge of the foregoing responsibilities; and

(6)                 perform such other services as agreed by the Adviser and the Trust from time to time.

The Adviser shall discharge the foregoing responsibilities subject to the supervision of the Trustees and officers of the Trust and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus ("Prospectus") and statement of additional information ("Statement of Additional Information"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time.

(b)              Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust shall pay all costs and expenses in connection with its operation.

(c)               Books and Records. All books and records prepared and maintained by the Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Adviser shall surrender to the Trust and the Fund such of the books and records so requested.

3.                  Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Adviser will promptly communicate to the Trustees and the officers of the Trust such information relating to portfolio transactions as they may reasonably request.

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4.                  Compensation of the Adviser. As compensation for the services that the Adviser is to provide or cause to be provided pursuant to Section 2, the Fund shall pay to the Adviser an annual fee, computed and accrued daily and paid in arrears monthly, at the rate set forth on Schedule A, which shall be a percentage of the average daily net assets of the Fund (computed in the manner set forth in the Fund's most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month. If the Adviser shall so request in writing, with the approval of the Trustees, some or all of such fee shall be paid directly to a sub-adviser. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

5.                  Status of Investment Adviser. The services of the Adviser to the Trust and the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its Services to the Trust and the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.                  Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

7.                  Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the 1940 Act or the Securities Act of 1933, as amended ("1933 Act"), except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust's Declaration of Trust, a copy of which is on file with the Secretary of the State of Ohio. Notice is hereby given that this instrument is executed on behalf of the Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and the Adviser shall look only to the assets of the Trust, or the particular Fund, for the satisfaction of such obligations or any liability arising in connection therewith, and no other series of the Trust shall incur any liability or obligation in connection therewith.

8.                  Term. This Agreement shall remain in effect for an initial term of two years from the date

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hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)	the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)	the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the Rules thereunder);

(c)	the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to the Trust and the Fund; and

(d)	the terms of Section 7 of this Agreement shall survive the termination of this Agreement.

9.                  Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

10.              Applicable Law. This Agreement shall be construed in accordance with. and governed by, the substantive laws of the State of Ohio without regard to the principles of the conflict of laws or the choice of laws.

11.              Representations and Warranties.

(a)	Representations and Warranties of the Adviser.

1)	General. The Adviser hereby represents and warrants to the Trust as follows: (i) the Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the Securities and Exchange Commission ("SEC") under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

2)	Section 15(f). With respect to Section 15(f) of the 1940 Act, the Adviser covenants as follows: (i) for a period of three years after the effective date of this Agreement, none of the Adviser or its parent, Focus Financial Partners, LLC ("Focus"), shall, to the extent within their reasonable control, cause and the Adviser shall, to the extent within its reasonable control, use commercially reasonable efforts to prevent, any known "interested person" of the Adviser, as such term is defined in the 1940 Act, to become a trustee of the Trust or any Fund unless, taking into account such interested person, at least 75 percent of
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the Trustees are not interested persons of the Trust or any Fund, and (ii) for a period of two years following the effective date of this Agreement, none of the Adviser or Focus shall, to the extent within its reasonable control, cause, and the Adviser shall, to the extent within its reasonable control, use commercially reasonable efforts to prevent, it or Focus from engaging in or causing, any act, practice, or arrangement that imposes an ''unfair burden" on the Fund within the meaning of Section 15(t) of the 1940 Act; provided, however, that if the Trust or Adviser shall have obtained an order from the SEC exempting it from the provisions of Section 15(f), then this covenant shall be deemed to be modified to the extent necessary to permit the applicable Party to act in a manner consistent with such exemptive order.

(b)              Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a business trust under the laws of the State of Ohio and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the SEC under the 1940 Act; (iii) shares of the Fund are registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

12.              Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund or Funds named herein individually and not jointly. Notwithstanding anything to the contrary in this Agreement, (a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

13.              Compliance Procedures. The Adviser will, in accordance with Rule 206(4)-7 of the Advisers Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and will provide the Trust with copies of such written policies and procedures upon request.

14.              Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

15.              Notice. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Ultimus Managers Trust at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attention: Senior Vice President, Associate General Counsel of Legal Administration, or to such other address or to such individual as shall be so specified by the Trust to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to Edge Capital Group, LLC at 3333 Riverwood Parkway, Suite 350, Atlanta, Georgia 30339, Attention: Henry M. Jones, or at such other address or to such individual as shall be so specified by the Adviser to the Trust. Notices shall be deemed received when delivered in person or within four days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or upon receipt of proof of delivery when sent by overnight mail

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or overnight courier, addressed as stated above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

ULTIMUS MANAGERS TRUST, on	EDGE CAPITAL GROUP, LLC
behalf of the Fund listed on Schedule A

By: /s/ Todd E. Heim	By: /s/ Henry M. Jones
Name: Todd E. Heim	Name: Henry M. Jones
Title: President	Title: Managing Partner

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SCHEDULE A

to

INVESTMENT ADVISORY AGREEMENT

between

ULTIMUS MANAGERS TRUST

and

EDGE CAPITAL GROUP, LLC

Name of Fund	Fee*
Blue Current Global Dividend Fund	0.99%

* As a percent of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.